Exhibit 99.1

Dear Shareholders and Friends,

About two years ago, I began sending CEO newsletters to our shareholders to keep them apprised of the various developments in Genius Brands. I have felt it was vital that you, the company’s owners, be kept current about all the activity occurring in Genius as we grow and build assets. But as we saw the terrible devastation this weekend in Florida, not to mention the previous week in Texas, all of our attention goes out to those in need through this terrible ordeal. We wish them a speedy recovery and our hearts are with them all.

1

As we continue with our work, I couldn’t help but remind our shareholders that the business of animated cartoons is not only one which brings smiles, but one which is immune to hurricanes, and external forces. They have unique characteristics which make them timeless holders of value. They are not affected by floods, events in Korea, the price of gold or the price of oil. They are not affected by the debt ceiling or by who is in office. Cartoons endure and endure. Irrespective of external events, they continue to perform year in and year out. They are a unique asset class and once the assets are built and in place, they continue to grow in value.

At Genius Brands, we have had the privilege of working closely with Warren Buffett for the last few years while making our animated kids series, "Warren Buffett’s Secret Millionaires Club”. Later this month, we will introduce our ‘’Talk to Me, Warren” doll at retail loaded with 20 of Warren's most famous quotes, recorded in his own voice. There are many valuable lessons we have learned from Warren, but one which now, more than ever, bears repeating is:

“The single most important characteristic
of successful investing is patience.”

2

Despite the stock price having retreated since listing on NASDAQ, the key markers of value have increased, and before long, we expect share price to reflect that.

1. In the last year, the Genius Brands animation catalogue size has increased from 284 distinct program episodes completed or in production to 434 distinct program episodes completed or in production.

2. In the last year, the Genius Brands owned cartoon channel (Kid Genius Cartoon Channel), has grown from approximately 20 million U.S. TV households covered, to 60 million U.S. TV households covered.

3. In the last year, the monthly views of the channel have grown from approximately 125,000 monthly views to over 2 million monthly views.

4. In the last year, the number of non-Genius produced cartoon episodes which we now represent for broadcast has increased from 25 episodes to 460 episodes.

5. Our net loss per share improved from a loss of $0.30 per share for the three months ended June 30, 2016 to a loss of $0.22 per share for the three months ended June 30, 2017. For the six months ended June 30, 2016, net loss per share was $0.74 decreasing to a net loss of $0.47 per share for the six months ended June 30, 2017.

6. As of June 30, 2017, our deferred revenue totaled $5 million compared to $3.1 million as of December 31, 2016, representing a 62% increase, and nearly $1 million as of December 31, 2015, representing over a 400% increase.

7. The company is on track to deliver its 30-episode Llama Llama series to Netflix by year end and recognize several million dollars of revenue. Equally, we expect to recognize substantial revenue this year from our home entertainment agreement with Sony who distributes our catalogue.

PATIENCE PAYS OFF

Now let's look at the business partners with whom Genius Brands is in business. They are the most respected and successful companies in the kids entertainment food chain. Companies who are smart and discerning with whom they enter business.

• Comcast

• Sony Music

• Sony Pictures Home Entertainment

3

• Netflix

• YouTube

• Apple TV

• Mattel Toys

• Nickelodeon

• Target

• Toys R Us

• BMG Music

• General Mills

• Penguin Publishing

• Macmillan Publishing

*****

4

TODAY'S CARTOONS ARE TOMORROW’S OIL WELLS!

I have often cited Tom & Jerry which was first made in 1939 and is stronger than ever today. Equally so, is the point that it endured through wars, famines, and stock market ups and downs. The same is true for The Flintstones, The Jetsons, Inspector Gadget,Strawberry Shortcake, Care Bears, Alvin and the Chipmunks, and many others, which I have also worked on and/or produced.

The cartoons (and their merchandise) we are making and distributing at Genius Brands today will be for new generations of kids to discover and enjoy. I’m every bit as excited about the value coming from Llama Llama, Rainbow Rangers, and Baby Genius, today at Genius Brands, as I was working on The Flintstones, Inspector Gadget, Strawberry Shortcake, and Alvin and the Chipmunks, at Hanna Barbera and DIC Entertainment.

WHY IS ALL THIS SO VALUABLE?

SCARCITY

There are a limited number of cartoon catalogues, and there are an even fewer number of kids channels/program services. Under one roof together, they can be counted on one hand, and they are highly coveted assets.

The few kids program services out there (Disney Channel, Nickelodeon, Cartoon Network, Sprout), are multi billion dollar enterprises and they are not for sale. Meanwhile, in the last year we have seen kids animation catalogues sell for enormous amounts of money. The most exciting example has been DreamWorks which sold for over $3 billion dollars. What was DreamWorks at its core? It was a company that makes and licenses animated cartoons. Genius Brands does the exact same things, AND has its own kids channel, one which is now growing dramatically.

This is why we are so excited about what is going on at Genius Brands. We are creating valuable content AND successfully exploiting it across the entire kids food chain, including our own kids channel currently in over 60 million homes, and growing.

SO WHY NOT SELL THE COMPANY?

5

I have sometimes been asked, do we want to sell the company and be acquired by the likes of a Disney, as I have done in the past. My answer is, “IT’S TOO SOON.”

Genius Brands is a young company still, and we are amidst a gigantic growth surge. Our assets are being aggregated, and before long, will be ripe. Opportunities, larger than we can currently imagine, will be presented sooner than we think.

It has taken us almost four years to get to this point where all this value has been created. Those who were with us from the beginning will remember that we said it takes 3-4 years to create and produce, and distribute an animated series.

As we come closer to turning our partnerships to revenues and earnings, there are powerful value creating initiatives afoot within the company, as the fundamentals of catalogue creation and channel distribution continue to grow.

Last but not least, at Genius Brands, we never forget how fortunate we are, and we will be making a contribution to the Red Cross Hurricane Relief Fund towards helping those now in need. Those who wish to do the same, we encourage you to go to www.redcross.org/about-us/our-work/disaster-relief/hurricane-relief

Sincerely,

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

6